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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                December 13, 2000
                Date of Report (Date of earliest event reported)


                              TRUSTMARK CORPORATION
             (Exact name of registrant as specified in its charter)


  Mississippi                   0-3683                             64-0471500
(State or other          (Commission File Number)                (IRS Employer
 jurisdiction of                                             Identification No.)
 incorporation)



                             248 East Capitol Street
                                Jackson, MS 39201
          (Address, including zip code, of principal executive office)


                                 (601) 354-5111
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS

Trustmark Corporation (NASDAQ:TRMK) and Barret Bancorp, Inc., Barretville, Tennessee, announced the signing of a definitive agreement in which Barret Bancorp will be acquired by Trustmark. The announcement was made by Richard G. Hickson, President and Chief Executive Officer of Trustmark Corporation and Charles M. Ennis, President of Barret Bancorp.

Barret Bancorp, Inc., with assets of $516 million, is the holding company for Peoples Bank, Barretville, Tennessee and Somerville Bank and Trust Company, Somerville, Tennessee. Peoples Bank has eight offices serving the Shelby County communities of Arlington, Barretville, Bartlett, Collierville, Lakeland, and Millington. Somerville Bank has five offices serving the Fayette County communities of Rossville, Somerville, and Hickory Withe.

The transaction is valued at $102.5 million or $9,733 per share of Barret Bancorp. The agreement provides a cash/stock election procedure whereby 50% of the total consideration will be paid in cash and 50% will be paid in newly issued shares of Trustmark common stock. Each Barret shareholder will have the right to elect to receive their consideration in all cash, all shares of Trustmark, or any combination of cash and shares of Trustmark, subject to the above limitations.

Under terms of the agreement, Trustmark will pay $51.2 million in cash and will issue from 2,382,558 to 3,304,839 of its shares based upon the average value of Trustmark shares during a five day pricing period three days prior to the Barret Bancorp Shareholder Meeting. Trustmark has the right to terminate the transaction should its average share price fall below $15.50 during the pricing period. Similarly, Barret Bancorp may terminate the transaction should Trustmark's average share price exceed $21.50 during the pricing period.

The transaction, which is subject to the approval of Barret Bancorp shareholders and regulatory authorities, is expected to be completed in the second quarter of 2001. The transaction will be accounted for under the purchase method of accounting.

Richard G. Hickson, President and CEO of Trustmark, stated, "We are delighted with the opportunity to expand the Trustmark franchise in the dynamic Memphis area. Barret Bancorp is a well-respected organization that shares our commitment to customer satisfaction. This transaction is our first interstate acquisition and provides a number of strategic benefits for Trustmark. An affiliation with Barret Bancorp represents a natural avenue for Trustmark's expansion in the attractive Memphis market that is contiguous to our existing operation in DeSoto County. The area's demographics and Barret's customers represent a prime opportunity for Trustmark's banking, investment and insurance services. Furthermore, the growing Shelby County market will provide an opportunity for Trustmark to generate additional deposit growth in a market in which it does not presently have a leading market share."

Barret President Charles M. Ennis stated, "We look forward to our association with Trustmark because of their long-standing commitment to community banking. Our affiliation with Trustmark will provide our customers with a broader range of banking, investment and insurance services."

Trustmark is a $6.8 billion financial services company providing banking, investment and insurance solutions through a network of 130 banking locations and 156 ATMS.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRUSTMARK CORPORATION


BY: /s/ Richard G. Hickson                        BY:   /s/ Gerard R. Host
    -----------------------------                       -----------------------
    Richard G. Hickson                                  Gerard R. Host
    President & Chief                                   Treasurer (Principal
    Executive Officer                                   Financial Officer

DATE: December 13, 2000                           DATE: December 13, 2000